SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 28, 2006

MAGUIRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-31717 (Commission File Number)	04-3692625 (I.R.S. Employer Identification Number)

333 South Grand Avenue, Suite 400 Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

213-626-3300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2006, Maguire Properties, Inc. (the “Company”) and Maguire Properties, L.P. (the “Operating Partnership”) entered into a second amended and restated employment agreement with William H. Flaherty (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, which was effective as of April 28, 2006, Mr. Flaherty will be employed as Senior Vice President, Marketing, of the Company and the Operating Partnership and will receive a base salary of $300,000 per year, subject to increase in accordance with the Company’s normal policies, and a potential annual bonus targeted at 60% of his annual base salary, based on the attainment of performance criteria established and evaluated by the Company. The compensation arrangement described above remains the same as that under his prior employment agreement.

Employment with the Company is “at will” and may be terminated by Mr. Flaherty or the Company at any time with 30 days prior written notice, provided that Mr. Flaherty is entitled to a single lump-sum severance payment equal to $2,500,000 if his employment is terminated by the Company without “cause” (as defined in the Employment Agreement) prior to the earlier of the date on which certain events specified in the Employment Agreement occur. If Mr. Flaherty’s employment is otherwise terminated by the Company without “cause,” then, in lieu of this $2,500,000 severance payment, Mr. Flaherty will be entitled to receive a lump-sum severance payment in an aggregate amount equal to the sum of:

•	100% of his then-current annual base salary, plus

•	100% of his target annual bonus (assuming that he had remained employed) for the year in which the termination of employment occurs.

The Employment Agreement also contains standard confidentiality provisions that apply indefinitely and non-solicitation provisions that will apply during the term of the Employment Agreement and for a one-year period thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/	Dallas E. Lucas
Dallas E. Lucas
Executive Vice President and Chief Financial Officer

Dated: May 4, 2006